Exhibit 10.10

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of 89bio, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s shareholders.

1.	ELIGIBILITY

The Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.

2.	CASH RETAINERS

The Company shall pay cash retainers as set forth below, such retainers to be: (i) paid for the directors’ general availability and participation in regularly scheduled and specially called meetings and conference calls; (ii) paid quarterly in arrears; and (iii) pro-rated based on the number of actual days served by the director on the Board or applicable committee during such calendar quarter or year.

Annual retainer for Board membership	$40,000
Additional annual retainer for service as a committee chair*	$10,000
Additional annual retainer for service as Chairman of the Board	$60,000

*Applies with respect to each of the Audit, Compensation, and Nominating and Corporate Governance Committees

3.	EQUITY AWARDS

The Compensation Committee of the Board may in its discretion grant equity awards to any or all non-employee directors under the 89Bio Inc. 2019 Equity Incentive Plan. Such awards may include: (i) an initial, one-time equity award granted to a new non-employee director upon his or her election to the Board; (ii) equity awards granted to non-employee directors on an annual basis for their service on the Board; and/or (iii) equity awards granted to non-employee directors on an annual basis for their service in a Board leadership role or on a committee. Pursuant to its charter, the Compensation Committee may engage outside compensation consultants to assist in determining the appropriate form, amounts and terms of any such equity awards.

4.	EXPENSES

The Company shall reimburse all necessary and reasonable out-of-pocket expenses (including, but not limited to, travel, food and lodging) incurred by non-employee directors in attending meetings of the Board or any committee or otherwise in connection with their service on the Board, subject to any applicable Company policies that may be in effect from time to time.

5.	ADMINISTRATION

The Board, with the assistance of the Compensation Committee, administers the Policy and may amend the Policy at any time in its sole discretion. A non-employee director may decline all or any portion of his or her compensation by giving notice to the Company prior to, as the case may be, the date cash is to be paid or equity awards are to be granted.

Policy adopted on October 24, 2019

(effective upon and subject to the completion of the Company’s underwritten initial public offering)